Filed Pursuant to Rule 433

Registration No. 333-265688

Free Writing Prospectus

To Prospectus dated June 17, 2022 and

Preliminary Prospectus Supplement dated May 15, 2023

$1,500,000,000

FMC Corporation

$500,000,000 5.150% Senior Notes Due 2026

$500,000,000 5.650% Senior Notes Due 2033

$500,000,000 6.375% Senior Notes Due 2053

May 15, 2023

Issuer:	FMC Corporation

Expected Ratings:*	Moody’s: Baa2 (Stable) S&P: BBB- (Stable)

Trade Date:	May 15, 2023

Settlement Date:**	May 18, 2023 (T+3)

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

BNP Paribas Securities Corp.

J.P. Morgan Securities LLC

Santander US Capital Markets LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:

Citizens Capital Markets, Inc.

PNC Capital Markets LLC

Rabo Securities USA, LLC

Wells Fargo Securities, LLC

Loop Capital Markets LLC

Academy Securities, Inc.

AmeriVet Securities, Inc.

Bancroft Capital, LLC

Blaylock Van, LLC

Title of Securities:	5.150% Senior Notes due 2026	5.650% Senior Notes due 2033	6.375% Senior Notes due 2053
Size:	$500,000,000	$500,000,000	$500,000,000
Maturity Date:	May 18, 2026	May 18, 2033	May 18, 2053
Coupon:	5.150%	5.650%	6.375%
Interest Payment Dates:	Each May 18 and November 18, commencing November 18, 2023	Each May 18 and November 18, commencing November 18, 2023	Each May 18 and November 18, commencing November 18, 2023
Price to Public:	99.962%	99.985%	99.761%
Benchmark Treasury:	3.625% UST due May 15, 2026	3.375% UST due May 15, 2033	3.625% UST due February 15, 2053
Benchmark Treasury Price and Yield:	99-28+; 3.664%	98-30; 3.502%	96-05; 3.843%
Spread to Benchmark Treasury:	+150 bps	+215 bps	+255 bps
Reoffer Yield:	5.164%	5.652%	6.393%
Make-Whole Call:	T+ 25 bps	T+ 35 bps	T+ 40 bps
Par Call:	On or after April 18, 2026 (one month prior to maturity date)	On or after February 18, 2033 (three months prior to maturity date)	On or after November 18, 2052 (six months prior to maturity date)
CUSIP/ISIN:	302491 AW5 / US302491AW57	302491 AX3 / US302491AX31	302491 AY1 / US302491AY14

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

It is expected that delivery of the notes will be made against payment therefor on or about May 18, 2023, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322, Citigroup Global Markets Inc. at 1-800-831-9146, SMBC Nikko Securities America, Inc. at 1-888-868-6856 and TD Securities (USA) LLC at 1-855-495-9846.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOTAPPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.